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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 333-121613

                           NOTIFICATION OF LATE FILING

(Check One): { } Form 10-KSB {_} Form 11-K {_} Form 20-F {x} Form 10-QSB
             {_} Form N-SAR

                         for Period Ended: May 31, 2007

{_}  Transition Report on Form  10-KSB
{_}  Transition Report on Form 20-F
{_}  Transition Report on Form 11-K
{_}  Transition Report on Form 10-Q
{_}  Transition Report on Form N-SAR For the Transition Period Ended:

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Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I

                             REGISTRANT INFORMATION


                         Visual Management Systems, Inc
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             (Exact name of registrant as specified in its charter)


           Nevada                       333-133936              68-0634458
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(State or other jurisdiction of   (Commission File Number)   (IRS Employer
       incorporation)                                     Identification Number)

                               702-3071 Glen Drive
                                 Coquitlam, B.C.
                                     V3B 7R1
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          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (604) 725-5214


                             WILDON PRODUCTIONS INC.
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          (Former name or former address, if changed since last report)


                                     PART II

                           RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a) [ X ] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) [ X ] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) [ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Form 10-QSB for the period ended May 31, 2007 could not be filed within the prescribed time period due to additional time required to prepare and complete such document.


                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Ekaterina Popoff                             604            725-5214
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(Name)                                    (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). {X} Yes {_} No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? {_} Yes {x} No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Visual Management Systems, Inc
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 16, 2007                         /s/ Ekaterina Popoff,
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                                            President, CEO, Director